Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

Methode Electronics, Inc. (“Methode”) and Grakon, LLC (“Grakon”) (collectively, Methode and Grakon are the “Employer”), on the one hand, and Michael Brotherton, his heirs, executors, administrators, successors, and assigns (collectively “Employee”), on the other hand, agree that:

1.Last Day of Employment.  Employee’s last day of employment with Employer was June 11, 2020 (“Separation Date”).

2.Consideration.  In consideration for signing and delivering this Agreement and General Release (“Agreement”) and complying with its terms, including but not limited to the restrictive covenants in Paragraph 11 and the notification requirements in Paragraph 12 of this Agreement, Employer agrees to:

a.pay to Employee the total sum of One Hundred Forty Thousand and Eighty Dollars ($140,080), to be paid in equal installments, less usual and customary payroll deductions, over the six-month period immediately following the Separation Date (the “Severance Period”); provided that notwithstanding the foregoing, in no event shall any installment of severance payable pursuant to the foregoing sentence be paid until the next regular payroll date coincident or next following the fifty-third (53rd) day following the Separation Date (the “Delayed Start Date”), and any such installment of severance that otherwise would have been paid between the Separation Date and the Delayed Start Date shall instead be paid in a lump sum on the Delayed Start Date (without interest).  All payments set forth in this Paragraph 2.a. will be paid in accordance with Employer’s standard payroll practices on Employer’s regular payroll schedule;

b.subject to Employee’s eligibility for and timely election of continuation coverage under COBRA, pay Employee’s COBRA premium for six months following the Separation Date, with such payments to commence no earlier than 14 days after Employer receives a fully-executed copy of this Agreement from Employee;

c.provide Employee with a lump-sum payment in the gross amount of $40,000, less applicable withholding taxes, to account for June cost-of-living and the expenses of Employee moving his personal belongings back to Texas, with such payment to occur within 14 days after Employer receives a fully-executed copy of this Agreement from Employee;

d.transport Employee and his immediate family from Seattle to Texas via the Company’s corporate jet on a mutually-convenient date no earlier than the eighth day after Employer receives a fully-executed copy of this Agreement from Employee; and

e.provide outplacement assistance to Employee during the six-month period immediately following the Separation Date through a provider chosen by Methode’s Chief Human Resources Officer.

3.No Consideration Absent Execution of this Agreement.  Employee understands and agrees that Employee would not receive the monies and other benefits specified in Paragraph 2 above except for Employee’s execution of this Agreement and the fulfillment of the promises contained in this Agreement.

4.General Release, Claims Not Released and Related Provisions.

a.General Release of Claims.  Employee releases, forever discharges, and covenants not to sue Methode, Grakon, and their current or former parent companies, subsidiaries, affiliates, predecessors, and successors, and each of their respective current or former insurers, directors, officers, managers, members, employees, agents, and assigns (collectively, “Releasees”), with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged to have occurred, to the date Employee executes this Agreement.  This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Washington Law Against Discrimination, the Washington Family Leave Act, Chapters 21 and 451 of the Texas Labor Code, and any other federal, state or local statute, law, regulation, ordinance, or order, claims for retaliatory discharge, and claims arising under common law, contract, implied contract, public policy or tort.  Employee expressly waives and relinquishes all rights and benefits provided to Employee by any statute or other law that prohibits release of unspecified claims and acknowledges that this release is intended to include all claims Employee has or may have to the date Employee executes this Agreement, whether Employee is aware of them or not, and that all such claims are released by this Agreement.  This Agreement does not prevent Employee from filing a charge, testifying, assisting, or cooperating with the EEOC, but Employee waives any right to any relief of any kind should the EEOC pursue any claim on Employee’s behalf.

b.Claims Not Released.  Notwithstanding the foregoing release of all claims, it is understood and agreed that the following claims, if any, are not released: (i) claims for unemployment compensation; (ii) claims for workers’ compensation benefits; (iii) claims for continuing health insurance coverage under COBRA; (iv) claims pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA); and (v) claims that cannot be waived as a matter of law.

c.Governmental Agencies.  Notwithstanding any other provision of this Agreement, Employee is not prohibited in any way from: (i) reporting possible violations of federal, state, or local law or regulations, including any possible securities law violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission (“SEC”), the U.S. Congress, or any agency Inspector General; (ii) participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or entity; (iii) making any other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulations; (iv) providing truthful testimony in response to a valid subpoena, court order, or regulatory request; (v) making truthful statements or disclosures regarding alleged unlawful employment practices; or (vi) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the SEC and/or the Occupational Safety and Health Administration.  Employee further acknowledges that Employee is not required to obtain any prior authorization of Employer or any other person to make any reports or disclosures described in the preceding sentence, and Employee is not required to notify Employer or any other person that such reports or disclosures have been made.  Notwithstanding any other provision of this Agreement, nothing in this Agreement limits Employee’s right to receive an award for information provided to the SEC.

5.Acknowledgments and Affirmations.

Employee affirms that from and after the Separation Date to the date of execution of this Agreement, except as permitted by Paragraph 4.c., he has not made statements about Employer or engaged in conduct that could reasonably be expected to adversely affect Employer’s reputation or business, including but not limited to discussing Employer’s business with search firms, the media, industry consultants and analysts, investors, competitors, customers, suppliers, current or former employees or directors, vendors, or any entity that Employee becomes employed by or does consulting work for in the future.

Employee will receive payment for his base salary earned through the Separation Date and payment for his accrued and unused vacation, if any, as of the Separation Date.  Employee affirms that Employee has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date Employee signs this Agreement and that no further payments of any kind will be made to Employee by Employer except as set forth in this Agreement.  Employee affirms that Employee has been granted any leave to which Employee was entitled under the Family and Medical Leave Act or state or local leave or disability accommodation laws.

Employee will receive payment of his annual cash bonus amount under the terms of his Annual Bonus Award Agreement upon determination by the Committee of the amount, if any, earned under the terms of Exhibit A thereof, subject to payment or deduction of withholding taxes.  As used herein, “Annual Bonus Award Agreement” means the Annual Bonus Performance Unit Award Agreement dated as of July 16, 2019 by and between Methode and Employee, and capitalized terms used in this paragraph and not otherwise defined in this Agreement shall have the meanings set forth in the Annual Bonus Award Agreement.

Employee will receive (i) the number of shares of Restricted Stock, if any, that are determined by the Committee to have vested under the terms of his RSA Agreement upon certification by the Committee of Fiscal 2020 EBITDA, and (ii) payment of the dividends thereon in accordance with the terms of Section 5 of the RSA Agreement, in each case subject to payment or deduction of withholding taxes.  As used herein, “RSA Agreement” means the Restricted Stock Unit – Non-Executive Award Agreement dated as of October 7, 2015 by and between Methode and Employee, as amended by the First Amendment thereto dated as of July 19, 2017, and capitalized terms used in this paragraph and not otherwise defined in this Agreement shall have the meanings set forth in the RSA Agreement.

Employee will receive his matching bonus payment of $150,000 for fiscal 2020, subject to payment or deduction of withholding taxes, under the terms of Methode’s matching bonus program that awarded a matching bonus equal to the amount of the employee’s annual discretionary bonus payable three years after the original bonus was paid.  Such amount will be paid by Employer to Employee on or before July 15, 2020.

Employee acknowledges and affirms that any vested stock options must be exercised within three (3) months of the Separation Date or are forfeited.

Employee acknowledges that, except as expressly set forth in this Agreement, he is not entitled to any further payments or benefits under: the Annual Bonus Award Agreement; the 2014 Omnibus Incentive Plan (the “Plan”); the RSA Agreement; any other restricted stock awards, restricted stock unit awards, or any performance-based awards granted pursuant to the Plan or otherwise (including, but not limited to, the Restricted Stock Unit Award Agreement effective as of October 7, 2015); the Change in Control Agreement dated as of December 7, 2018; any matching bonus program; or any other bonus or equity plans, awards, programs, or agreements of any kind (collectively, all of the preceding are the “Equity/Bonus Documents”).  Employee specifically acknowledges that all outstanding awards/benefits under the Equity/Bonus Documents that are not expressly designated as payable pursuant to this Agreement were not earned or vested as of the Separation Date.

Employee further affirms that Employee has no known workplace injuries or occupational diseases.

Employee also affirms that Employee has not divulged any proprietary or confidential information of Employer and will continue to maintain the confidentiality of such information consistent with Employer’s policies and the Confidentiality and Assignment of Inventions Agreement attached as Exhibit A (that remains in full force and effect) and/or common law.  Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employer for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Employee also affirms that so long as he is aware of any material non-public information concerning Employer, he shall not, directly or indirectly (i) engage in any transactions in Employer securities, (ii) recommend the purchase or sale of Employer securities, (iii) disclose material nonpublic information to any persons or entities, or (iv) assist anyone engaged in any of the foregoing activities.

Employee affirms that all of Employer’s decisions regarding Employee’s pay and benefits through the date of Employee’s separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee affirms that, in the event any attorneys or third parties have asserted or assert a hold or lien or other encumbrance upon Employee’s claims, demands, and causes of action against any of the Releasees, Employee will be responsible for paying any costs and fees associated with and otherwise satisfying that hold or lien or other encumbrance, and will hold the Releasees and their attorneys harmless for any costs or fees they incur in association with the hold or lien.

6.Limited Disclosure and Return of Property.  Employee agrees not to disclose any information regarding the existence or substance of this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement, and/or to any federal, state or local government agency in accordance with Paragraph 4.c.

Employee affirms that Employee has returned all of Employer’s property, documents, and/or any confidential information in Employee’s possession or control, except as permitted by Paragraph 4.c.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Employer’s premises and that Employer is not in possession of any of Employee’s property.  Employee will disclose to Employer all work-related user names and passwords.

7.Medicare Secondary Payer Rules.  As a term of this Agreement, the parties have fully considered Medicare’s interests pursuant to the Medicare Secondary Payer rules.  In doing so, Employee acknowledges by his signature below that as of the date of execution of this Agreement, he is not Medicare eligible, is not 65 years of age or older, is not suffering from end stage renal failure and has not received Social Security Disability Insurance benefits.  Based on these representations, the parties have determined that Medicare has no interest in the payments under this Agreement and no reporting is required to Medicare.  If any of Employee’s representations in this Paragraph are untrue, Employee agrees to defend, indemnify and hold harmless the Releasees in the event any government entity seeks payment from Releasees of any damages, medical expenses, fines, penalties, or interest thereon due to any failure to report this settlement to Medicare.

8.Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of Washington, without regard to its provisions on conflicts of law.  In the event of a breach of any provision of this Agreement, either party may institute an action specifically to enforce any term or terms of this Agreement and/or seek any damages for breach.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.Cooperation.  For six months following the Separation Date, subject to Paragraph 4.c. above, Employee agrees to cooperate with Employer in regard to the transition of business matters handled by Employee during his employment with Employer.  Employee will be available by telephone or in person, if necessary, to answer questions and consult with Employer about matters related to his employment or Employer’s business.  Employee will cooperate with Employer with regard to its defense to or prosecution of any actual or potential investigation, claim, charge or lawsuit brought against, by or involving Employer, either formally or informally, including but not limited to any administrative agency charge, federal court or state court lawsuit.  Such cooperation will include, but not be limited to, reviewing documents, providing Employer and its attorneys with accurate and complete information, and appearing at any meeting, hearing or trial and testifying truthfully regarding matters about which Employee has personal knowledge.  Employee will not receive any compensation for these services other than the amount set forth in Paragraph 2.

10.Acknowledgments By Employee.  Employee expressly acknowledges and agrees that:

a.The knowledge and experience that he acquired while associated with and employed by Employer is of a special, unique and extraordinary character and that his position with Employer placed him in a position of confidence and trust and allowed him access to confidential and proprietary information and trade secrets, which access he would not have but for his relationship with Employer;

b.Employer has made substantial investments of time and capital in the development of Employee's expertise, from which Employee has received a substantial and direct economic benefit;

c.In connection with his work for Employer, Employee received confidential financial and operations information about Employer and its business units;

d.Employer is entitled to protect its business interests and investment and to prevent Employee from using the economic benefits he received to its detriment;

e.The scope of the covenants contained in this agreement is fair, reasonable and necessary to protect Employer from serious irreparable injury and such restrictions will not prevent Employee from earning a livelihood;

f.Employee has received adequate consideration for the restrictive covenants set forth in Paragraph 11 of this Agreement; and

g.Employer would not enter into this Agreement without Employee becoming bound by the terms of the restrictive covenants set forth in Paragraph 11 of this Agreement.

11.Restrictive Covenants.

Employee agrees that, during the Restricted Period (defined below), he will not, directly or indirectly, as an owner, consultant, manager, employee, associate, partner, agent or otherwise:

a.Work for any business that competes with Employer’s business, including its automotive and surface support technology businesses, in the Restricted Territory;

b.Recruit, solicit or otherwise induce or influence any employee or agent of Employer to discontinue such employment or agency relationship with Employer;

c.Solicit, call upon or attempt to solicit or call upon any customer, former customer, or prospective customer of Employer with whom Employee had contact or about whom Employee received trade secrets or confidential information during the last three years of his employment with Employer;

d.Employ, seek to employ, or cause any competitor to employ or seek to employ as a representative or employee any person who was employed by Employer on or after the date Employee’s employment with Employer terminated; or

e.Solicit, induce, or influence any buyer, vendor, representative, supplier, lender, lessor, or any other person or entity that has a business or other relationship with Employer, or which had on the date of this Agreement a business or other relationship with Employer, to discontinue or reduce the extent of its relationship with Employer, nor (subject to Paragraph 4.c. above) will he make statements or engage in conduct that could reasonably be expected to otherwise harm such relationship with Employer.

For purposes of this Agreement, the “Restricted Period” shall be six (6) months from the Separation Date, except that such period shall be extended during any period of time that Employee is in breach of this Paragraph 11.  Employee agrees that he will notify prospective employers of the restrictions in this Paragraph 11, and also agrees that Employer may notify prospective and actual employers of Employee about the restrictions in this Paragraph 11.

For purposes of this Agreement, the “Restricted Territory” is the United States of America.

Employee acknowledges that Employer, through these covenants, has attempted to limit his right to compete only to the extent necessary to protect Employer’s confidential and proprietary information, customer relationships, employee relationships, goodwill, and other legitimate business interests.  Employer and Employee agree, and it is their express desire that, if the scope of the restrictive covenants contained herein is determined by a court of competent jurisdiction to be overly broad, a court shall modify and enforce the covenants to the extent that it believes to be reasonable under the circumstances existing at the time.

Employee further agrees that damages at law for violation of the covenants contained herein would not be an adequate or proper remedy for Employer.  Therefore, if Employee violates any of the provisions of such covenants, Employer shall be entitled to obtain a temporary, preliminary, or permanent injunction, as appropriate, against Employee in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants.   Employer shall not be required to post bond.  The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary, or otherwise, and attorneys’ fees payable by reason of such violation.

Should Employee breach any of the provisions of this Agreement, including but not limited to this Paragraph 11, in addition to any other remedies Employer may have, Employer may cease making the balance of the payments specified in Paragraph 2 herein as an offset against the damages suffered by Employer on account of such breach, and may recover from Employee all but $100 of the amount already paid to Employee under this Agreement.  In addition, Employee agrees to pay Employer’s attorneys’ fees if a court determines that he has violated this Agreement.

12.Notification Requirements.  As a condition precedent to the receipt of the payments set forth in Paragraph 2, Employee will send notice to Methode’s Chief Human Resources Officer or her designee on or before the first day of each month in the form included as Exhibit B certifying that he has not breached any provision of this Agreement.  For six (6) months from the Separation Date, Employee will advise Employer in writing about any new employment before beginning that employment.  Employer has the right to approve any new employment that Employee obtains within six (6) months from the Separation Date, which approval will not be unreasonably withheld.

13.Nondisparagement.  Except as permitted by Paragraph 4.c., Employee will not make statements about Employer or engage in conduct that could reasonably be expected to adversely affect Employer’s reputation or business, including but not limited to discussing Employer’s business with search firms, the media, industry consultants and analysts, investors, competitors, customers, suppliers, current or former employees or directors, vendors, or any entity that Employee becomes employed by or does consulting work for in the future.  Employee may describe his role with Employer to prospective employers, and may explain his work duties, initiatives, and accomplishments in a general way, provided he does not disclose proprietary information or trade secrets or make statements that cast Employer in a bad light.

14.Nonadmission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

15.Amendment.  This Agreement may not be modified, altered or changed except in writing and signed by both parties wherein specific reference is made to this Agreement.

16.Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto, and supersedes any prior agreements or understandings between the parties, including but not limited to the Equity/Bonus Documents, except the Methode Confidentiality and Assignment of Inventions Agreement signed by Employee (attached hereto as Exhibit A) and any other confidentiality, assignment of inventions or restrictive covenant agreement between Employer and Employee, which are incorporated herein by reference and shall remain in full force and effect, subject to and as amended by Paragraph 4.c. above.  To the extent any such agreements conflict with each other, they shall be construed to provide the maximum possible protection to Employer. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

17.Expiration of Offer. The offer contained in this Agreement will expire if it is not accepted within 45 calendar days after Employee receives this Agreement.

18.Section 409A.  Employer makes no representations or warranties to Employee with respect to any tax, economic, or legal consequences of this Agreement or any payments to Employee hereunder, including, without limitation, under IRS Code Section 409A, and no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with IRS Code Section 409A or any other applicable legal requirements from Employee to Employer or its parents or affiliates.  Employee, by executing this Agreement, shall be deemed to have waived any claim against Employer or its parents or affiliates with respect to any such tax, economic, or legal consequences.  However, the payments and benefits provided under this Agreement are not intended to constitute deferred compensation that is subject to the requirements of IRS Code Section 409A.  Rather, Employer intends that this Agreement and the payments and other benefits provided hereunder be exempt from the requirements of IRS Code Section 409A, pursuant to the involuntary separation pay exception described in Treas. Reg. §1.409A-1(b)(9)(iii).  Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be interpreted, operated, and administered in a manner consistent with such intention.  Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary, all references herein to the termination of Employee’s employment are intended to mean Employee’s “separation from service” within the meaning of IRS Code Section 409A(a)(2)(A)(i).

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO FORTY-FIVE (45) CALENDAR DAYS TO CONSIDER THIS AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EMPLOYEE SIGNS THIS AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ANDREA BARRY, CHIEF HUMAN RESOURCES OFFICER, 8750 W. BRYN MAWR AVENUE, SUITE 1000, CHICAGO, ILLINOIS  60631, ANDREA.BARRY@METHODE.COM AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE DELIVERED TO ANDREA BARRY, CHIEF HUMAN RESOURCES OFFICER, 8750 W. BRYN MAWR AVENUE, SUITE 1000, CHICAGO, IL 60631, ANDREA.BARRY@METHODE.COM OR HER DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS MADE SINCE THIS AGREEMENT WAS INITIALLY TENDERED TO EMPLOYEE, MATERIAL OR OTHERWISE, DID NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO FORTY-FIVE (45) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES AS SET FORTH IN THIS AGREEMENT.

Attached as Exhibit C is additional information about this employment separation program.

The parties knowingly and voluntarily sign this Agreement as of the date(s) set forth below:

Michael Brotherton By: /s/ Michael Brotherton Date: June 27, 2020	METHODE ELECTRONICS, INC. By: /s/ Andrea J. Barry Andrea J. Barry Chief Human Resources Officer Date: June 29, 2020

GRAKON, LLC By: /s/ Ronald L.G. Tsoumas Ronald L.G. Tsoumas Vice President Date: June 29, 2020